Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2009, relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2006, adoption of the provisions of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 29, 2009